Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2018 (except for the effects of the retrospective impact of the reverse stock split described in Note 16, as to which the date is December 3, 2018) with respect to the consolidated financial statements of iPass Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in the Form 8-K/A filed by Pareteum Corporation on March 12, 2019. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

San Francisco, California

June 28, 2019